Message to BankAtlantic Customers
From BankAtlantic’s Chairman, Alan B. Levan
July 14, 2008
Dear BankAtlantic Customers,
     In this economic environment, I want to assure you that all of us at BankAtlantic appreciate your business and are here to serve you and our community. BankAtlantic, which recently celebrated its 56th year serving Florida communities, remains financially strong, as is clearly reflected by the fact that our capital ratios continue to exceed all bank regulatory “well capitalized” standards. This is the fourth downturn in the Florida real estate market that I’ve experienced. In each of those prior downturns, BankAtlantic emerged a leaner, stronger and more profitable company.
     BankAtlantic has avoided many of the pitfalls experienced by other banks. Our residential lending practices have never included subprime, option arm, negative amortization, “Alt-A” or similar products. As a result, BankAtlantic’s $2.0 billion residential loan portfolio has experienced net losses of only 0.07% of outstanding residential loans year-to-date (through June 30, 2008), significantly below any standard industry comparison. BankAtlantic’s investment portfolio is conservative and stable, and does not include any commercial paper, collateralized debt obligations, structured investment vehicles or similar volatile or high-risk investments. In addition, BankAtlantic was one of the first financial institutions in the country to identify the overheated high-rise condominium market in Florida and exited commercial lending to that sector over three years ago. These decisions have proved themselves to be prudent and allowed us to significantly avoid the risk associated with these products.
     While we have experienced losses in certain segments of our commercial and consumer loan portfolios, which we believe are largely attributable to the economic downturn, we are optimistic that it appears a number of real estate markets in Florida are showing signs of stabilizing. Recent reports have indicated an increase in home sales, which we believe bodes well for both individual homeowners and the overall strength of the Florida market. These early indications are clearly positive news for Floridians.

     As we commence our second half century in Florida banking, BankAtlantic remains financially sound, well capitalized, and dedicated to serving our individual and business customers as we together navigate through this economic cycle. We have confidence in the economic power and resiliency of the Florida economy, and anticipate its full recovery from this downturn, just as Florida has done historically. Now and through this recovery period, BankAtlantic’s over 2000 associates remain committed to providing seven-day convenience, unparalleled service, and a powerful mix of banking products and services to all Floridians.
Thank you for making us your bank.
Alan B. Levan
Chairman
BankAtlantic, “Florida’s Most Convenient Bank”
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About BankAtlantic:
BankAtlantic, “Florida’s Most Convenient Bank”, with $6 billion in assets and more than 100 stores is one of the largest financial institutions headquartered in Florida. BankAtlantic provides a full line of products and services encompassing consumer and commercial banking. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Online Banking & Bill Pay, a 7-Day Customer Service Center, Totally Free Change Exchange coin counters and free retail and business checking with a free gift. BankAtlantic has been serving communities throughout Florida since 1952 and currently operates more than 250 conveniently located ATMs. The bank has supported thousands of charitable, civic and professional organizations since the inception of the BankAtlantic Foundation in 1994.
For further information, please visit our website:
www.BankAtlantic.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Public Relations:
Hattie Hess, Vice President, Public Relations
Telephone: 954-940-6383, Fax: 954-940-6310
Email: hhess@BankAtlantic.com
Public Relations for BankAtlantic:
Boardroom Communications
Caren Berg

Phone: 954-370-8999, Fax: 954-370-8892
Email: caren@boardroompr.com
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a financial services holding company and the parent company of BankAtlantic.
BankAtlantic Bancorp Contact Info:
Donna Rouzeau,
Assistant Vice President, Investor Relations & Corporate Communications
Email: CorpComm@BankAtlanticBancorp.com
Leo Hinkley,
Senior Vice President, Investor Relations Officer
Email: InvestorRelations@BankAtlanticBancorp.com
Phone: (954) 940-5300, Fax: (954) 940-5320
Mailing Address: BankAtlantic Bancorp, Investor Relations
2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
For further information, please visit our website:
www.BankAtlanticBancorp.com
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